SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 23, 2011 by and among Torvec, Inc., a New York corporation (the “Company”), B. Thomas Golisano, a resident of the State of Florida (the “Investor”), and each other Purchaser listed on the Schedule of Purchasers attached hereto (each along with the Investor, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;

WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, (a) an aggregate of 15,562,500 shares of the Company’s Series C Voting Convertible Preferred Stock, par value $0.01 per share (the “Series C Convertible Preferred Stock”), initially convertible into an equivalent number of common shares of the Company, par value $0.01 per share (“Common Stock”), for an aggregate purchase price of at least $6,225,000 at a price of $0.40 per share, and (b) Warrants to Purchase up to an aggregate of 1,556,250 shares of Common Stock in the form of Warrant attached as Exhibit A hereto (the “Warrants” and collectively with the Series C Convertible Preferred Stock, the “Securities”), each in the respective amounts set forth next to each Purchaser’s name on the Schedule of Purchasers attached hereto;

WHEREAS, the Company has filed, or will file prior to the Closing, a Certificate of Amendment (“Certificate of Amendment”) to the Company’s Certificate of Incorporation, as amended through January 29, 2007 (collectively, the “Certificate of Incorporation”, and as amended by the Certificate of Amendment, the “Amended Certificate of Incorporation”) in the form attached hereto as Exhibit B; and

WHEREAS, in connection herewith, certain of the Company’s directors and executive officers have entered into, or will be entering into, a separate Subscription Agreement (“Directors Subscription Agreement”) to purchase (a) up to 687,500 shares of the Company’s Series C Convertible Preferred Stock, which are initially convertible into an equivalent number of shares of Common Stock for an aggregate purchase price of up to $275,000 at a price of $0.40 per share, and (b) Warrants to Purchase up to 68,750 shares of Common Stock which contain the same terms and conditions as the Warrant being purchased by the Investor pursuant hereto (collectively, the “Directors’ Investment Transaction”);

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Company and each Purchaser hereto, severally and not jointly, agree as follows:

Section 1. Purchase and Sale of Securities.

1.1 Sale and Purchase. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company in this Agreement, each Purchaser hereby severally agrees to purchase from the Company, and the Company hereby agrees to issue and sell to each Purchaser at the Closing (defined in Section 1.4 below), free and clear of any and all Claims (as defined below) (a) that number of Convertible Preferred Shares and (b) an accompanying number of Warrants, each as set forth next to each Purchaser’s name on the Schedule of Purchasers attached hereto, for the aggregate purchase price set forth on the Schedule of Purchasers (the “Purchase Price”). The Convertible Preferred Shares shall have the rights, privileges and preferences contained in the Amended Certificate of Incorporation. Each Warrant shall be immediately exercisable in accordance with its terms.

1.2 Amended Certificate of Incorporation. Immediately prior to or contemporaneously with the Closing, the Company shall have filed with the Secretary of State of New York the Certificate of Amendment, and the same shall have become effective prior to the Closing in accordance with New York law.

1.3 Use of Proceeds. The Company may use the proceeds from the sale of the Securities for general corporate purposes.

1.4 Closing. The closing of the issuance, sale, transfer, assignment, conveyance and delivery of the Securities (the “Closing”) will take place at the offices of Woods Oviatt Gilman, LLP, Two State Street, Rochester New York 14614, at 10:00 a.m., on the date hereof (the “Closing Date”).

1.5 Closing Deliveries. At the Closing:

(a) Each Purchaser shall deliver to the Company:

(i) in United States dollars and in immediately available funds, the Purchase Price for the Securities purchased by the Purchaser by wire transfer to an account designated by the Company; and

(ii) Such other supporting documents and certificates as the Company may reasonably request or as may be required pursuant to this Agreement or another Transaction Document in order to effect the transactions contemplated hereunder and thereunder; and

(iii) The Investors’ Rights Agreement in the form attached hereto as Exhibit C, duly executed by the Purchaser.

(b) The Company shall deliver or cause to be delivered to each Purchaser the following:

(i) a stock certificate representing all of the Convertible Preferred Shares issued hereunder registered in the name of the Purchaser, which certificate(s) shall contain the restrictive legend required hereby and the Investors’ Rights Agreement;

(ii) a Warrant registered in the name of the Purchaser, duly executed by the Company representing the number of Warrant Shares for such Purchaser as reflected on the Schedule of Purchasers, which Warrant shall contain the restrictive legend required hereby; and

(iii) the Investors’ Rights Agreement, in the form attached hereto as Exhibit C, duly executed by the Company.

(c) The Company shall deliver or cause to be delivered to the Investor the following:

(i) certificate of the secretary or assistant secretary of the Company certifying, as of the Closing, as to (A) the Amended Certificate of Incorporation, (ii) the By-Laws of the Company as amended or amended and restated to date, (iii) the resolutions of the board of directors of the Company approving the Transaction Documents and the other documents to be delivered by the Company thereunder and the performance of the obligations of the Company thereunder and (iv) the resolutions of the holders of the Class A Non-Voting Cumulative Convertible Preferred Stock (as defined in Section 2.4(a)) and the Class B Non-Voting Cumulative Convertible Preferred Stock (as defined in Section 2.4(a)) approving the content and filing of the Certificate of Amendment, and (v) the names and true signatures of the officers of the Company authorized to sign the Transaction Documents to be delivered by the Company under this Agreement and the other Transaction Documents;

(ii) a certificate of the Secretary of State of the State of New York as of a recent date, as to the good standing of the Company and as to the Charter Documents of the Company on file in the office of the Secretary of State;

(iii) the legal opinion of Richard Sullivan, Esq., general counsel for the Company, substantially in the form of Exhibit D hereto;

(iv) a copy of the Directors Subscription Agreement representing proceeds of at least $125,000, and each other document or agreement required to be executed by the Company or any other party thereto, in each case duly executed by each party thereto; and

(v) such other supporting documents and certificates as the Investor may reasonably request or as may be required pursuant to this Agreement or another Transaction Document.

1.6 Reservation of Shares. The Company has authorized and has reserved and covenants to continue to reserve out of its authorized Common Stock, free of preemptive rights and other similar contractual rights of stockholders, the maximum number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Convertible Preferred Shares and the exercise of the Warrants.

1.7 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Convertible Preferred Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Purchasers for any such tax, fee or duty which any of them is required to pay under applicable law.

1.8 Further Assurances. The Company, on the one hand, and a Purchaser, on the other hand, from time to time after the Closing at the request of the other and without further consideration shall execute and deliver further instruments of issuance, transfer and assignment and take such other action as the other may reasonably require to fully and more effectively transfer and assign to, and vest in, the Purchasers, the Securities and all rights thereto, and to fully implement the provisions of this Agreement and the other Transaction Documents.

1.9 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings given thereto:

(a) “Affiliate” of a Person shall mean with respect to such a Person or entity, any Person or entity which directly or indirectly Controls, is Controlled by, or is under common Control with such Person or entity.

(b) “Business Consultants Stock Plan” shall mean that certain Business Consultants Stock Plan of the Company adopted as of June 2, 1999, as amended.

(c) “Claim” shall mean any and all liens, claims, options, charges, pledges, security interests, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature.

(d) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Convertible Preferred Shares” means the shares of the Series C Convertible Preferred Stock purchased hereunder.

(f) “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Convertible Preferred Shares.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Existing Preferred Stock” means collectively the Company’s outstanding Class A Non-Voting Cumulative Convertible Preferred Stock (as defined in Section 2.4(a)) and Class B Non-Voting Cumulative Convertible Preferred Stock (as defined in Section 2.4(a)).

(i) “GAAP” means generally accepted accounting principles as applied in the United States.

(j) “Knowledge” means the actual knowledge after reasonable investigation of Richard A. Kaplan, Robert Fishback, Richard Sullivan and Keith Gleasman.

(k) “Legal Requirements” means all foreign, federal, state, municipal and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines;

(l) “Material Adverse Effect” means any event, change or effect that is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or other), prospects, business or results of operations of the Company or any of its Subsidiaries, other than any event, change or effect relating to or resulting from: (i) the announcement or other disclosure of this Agreement or the transactions contemplated herein; (ii) conditions or changes in the general economic, business or financial environment which do not affect the Company or its Subsidiaries or the industries in which the Company or its Subsidiaries operate in a disproportionate manner; (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States; (iv) changes in Legal Requirements which do not affect the Company or its Subsidiaries or the industries in which the Company or its Subsidiaries operate in a disproportionate manner; or (v) changes in United States generally accepted accounting principles (“GAAP”) which do not affect the Company disproportionately. “Permitted Encumbrances” means (i) real estate taxes, assessments and other governmental levies, fees, or charges imposed that are (x) not due and payable as of the Closing Date or (y) being contested by appropriate proceedings; (ii) mechanics’ liens and similar liens for labor, materials, or supplies provided for amounts that are (x) not delinquent or (y) being contested by appropriate proceedings (and, in either event, are not material); (iii) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over real property; (iv) liens, security interest or other encumbrances for any publicly disclosed indebtedness of the Company or its Subsidiaries; and (v) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries taken as a whole.

(m) “Person” means an individual, corporation, partnership, association, trust, any unincorporated organization or any other entity.

(n) “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(o) “SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company for the two year period prior to the Closing through and including through the date hereof, with the SEC pursuant to the reporting requirements of the Exchange Act, including all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein.

(p) “Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

(q) “Transaction Documents” means this Agreement, the Warrants, the Certificate of Amendment, and the Investors’ Rights Agreement and each other agreement, document and instrument executed in connection with the transactions contemplated hereby or thereby.

(r) “Warrant Shares” means the shares of Common Stock issuable upon exercise of a Warrant.

(s) “Underlying Shares” means the Conversion Shares and the Warrants Shares.

Section 2. Representations and Warranties of the Company.

In order to induce the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to each Purchaser that the following representations and warranties are true and complete as of the Closing; provided, that such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to each Purchaser pursuant to this Agreement (the “Disclosure Schedule”). The qualifications and exceptions on the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections in this Section 2, and the qualifications and exceptions in any section or subsection shall qualify other sections and subsections in this Section 2 only to the extent expressly included in the Disclosure Schedule as a qualification or exception to such other section or subsection.

2.1 Organization and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of New York, and is duly qualified or registered to do business as a foreign corporation (i) in each jurisdiction listed in Schedule 2.1 and (ii) in each jurisdiction in which the failure to be so duly qualified or registered has had, or could have, a Material Adverse Effect. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its State of organization and each jurisdiction in which the failure of that Subsidiary to be so qualified or registered has had, or could have, a Material Adverse Effect.

(b) The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance and delivery of the Securities.

(c) True, complete and correct copies of the Certificate of Incorporation and the Company’s By-Laws, in each case as amended and in effect as of immediately prior to the filing of the Certificate of Amendment (the “Charter Documents”), have been furnished to the Investor by the Company.

2.2 Authorization and Non-Contravention.

(a) This Agreement and the other Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares and the exercise of the Warrant, the issuance and delivery of the Underlying Shares, respectively, have been duly authorized by all necessary corporate or other action of the Company’s Board of Directors and the Company’s stockholders.

(c) The execution and delivery of this Agreement and the other Transaction Documents, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares and the exercise of the Warrants, the issuance and delivery of the Underlying Shares, and the performance of the transactions contemplated by this Agreement and the other Transaction Documents, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of (whether after the giving of notice, lapse of time or both) any provision of the Charter Documents, as amended through the Closing Date; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt, order, writ, decree or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company or any Subsidiary is a party, including, without limitation, any registration rights of any Person, or by which any property or asset of the Company or any Subsidiary is bound; or (iii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Legal Requirement; or (iv) result in the creation of any Claim upon any assets of the Company or any Subsidiary; except in the case of each of clauses, (ii), (iii) and (iv), such as would not have a Material Adverse Effect;

(d) The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions herein and in the other Transaction Documents, other than the filing of the Certificate of Amendment (which will have been filed with the New York State Secretary of State prior to the Closing), the filing of any Form D required to be filed with the SEC and such other filings as are required to be made under applicable federal and state securities laws.

2.3 The Securities.

(a) The Convertible Preferred Shares purchased by each Purchaser hereunder will have the rights, preferences, privileges, terms and provisions set forth in the Amended Certificate of Incorporation.

(b) Upon delivery to each Purchaser at the Closing of the stock certificate provided for in Section 1.5(b)(i) above and the Warrant as provided for in Section 1.5(b)(ii) above with respect to the Securities for issuance, sale, transfer, assignment, conveyance and delivery to such Purchaser, and upon the Company’s receipt of the Purchase Price payable by such Purchaser in accordance with Section 1.5(a)(i) above, (i) such Purchaser will become the sole record, legal and beneficial owner of (A) such Convertible Preferred Shares, (B) such Warrant and (C) upon conversion of the Convertible Preferred Shares, and the exercise of the Warrant and payment of the exercise price therefor, the Underlying Shares, as applicable, and the Purchaser will have good and marketable title to the Securities and the Underlying Shares and each shall pass to such Purchaser, free and clear of any Claims, except for the restrictions on transfer created by the Investor Rights Agreement and applicable securities laws; and (ii) the Convertible Preferred Shares and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action (including, without limitation, any required shareholder or director meeting and consent) and shall be validly issued and outstanding, fully paid and non-assessable, and will be issued in compliance with all applicable federal and state securities laws. When the Warrant Shares are issued and paid for in accordance with the terms of this Agreement and as set forth in the Warrants, and when the Conversion Shares are issued upon conversion of the Convertible Preferred Shares, the Warrant Shares and Conversion Shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and non-assessable, free and clear of all Claims of any kind and the holders (other than restrictions on transfer created by this Agreement, the Investor Rights Agreement and applicable securities laws) shall be entitled to all rights accorded to a holder of Common Stock.

(c) The Underlying Shares have been duly reserved for issuance by the Company.

(d) Upon conversion of the Convertible Preferred Shares and the exercise of the Warrant and payment of the exercise price therefor, the Underlying Shares will be issued in compliance with all applicable federal and state securities laws, assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3 now and at the time of such exercise or conversion.

2.4 Capitalization.

(a) As of immediately prior to the Closing and prior to the filing of the Certificate of Amendment, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Common Stock, par value $0.01 per share, of which (A) 45,700,399 shares are currently outstanding, (B) 664,601 shares are reserved for issuance upon conversion of the outstanding Existing Preferred Stock, (C) 1,841,750 shares are reserved for issuance upon the exercise of Common Stock purchase warrants, (D) 541,848 shares are reserved for issuance upon the exercise of options under the 1998 Stock Option Plan, (E) 276,000 shares are reserved for issuance upon the exercise of options outstanding under the 2011 Stock Option Plan, (F) 2,724,000 additional shares are reserved for issuance pursuant to the 2011 Stock Option Plan in respect of future awards under such plan, (G) 7,260,000 shares are reserved for issuance upon the exercise of outstanding non-plan options, and (H) no other shares are reserved for issuance for any purpose, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, including (A) 3,300,000 shares designated as “Class A Non-Voting Cumulative Convertible Preferred Stock”, of which 587,101 shares are issued and outstanding and which shares are convertible into 587,101 shares of Common Stock, and (B) 300,000 shares designated as “Class B Non-Voting Cumulative Convertible Preferred Stock”, of which 77,500 shares are issued and outstanding and which shares are convertible into 77,500 shares of Common Stock.  The Company is not a party to a “rights plan”, or “poison pill” agreement.

(b) Except as disclosed in Schedule 2.4(b), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

(c) As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company (including the Convertible Preferred Shares) will have been duly and validly authorized and issued, fully paid and non-assessable, and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind.

(d) As of the Closing, and after giving effect to the transactions contemplated hereby, other than rights set forth in the Transaction Documents, except as disclosed in Schedule 2.4(d), there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock or any interests therein, or (ii) no rights to have the Company’s capital stock (whether currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities) registered for sale to the public in connection with the laws of any jurisdiction. To the Company’s Knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company.

(e) The 2007 Commercializing Event Plan and the Trust Agreement, dated September 22, 2005, each of which is referenced in the Company’s 10-Q filing have been terminated and are of no further force or effect.

(f) Schedule 2.4(f) sets forth the capitalization of the Company (on a fully-diluted basis) immediately following the Closing and the consummation of the Directors’ Investment Transaction.

2.5 Subsidiaries; Investments. Except as set forth in Schedule 2.5, the Company does not have any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Except as set forth in Schedule 2.5, the Company is not a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 2.5 each of the Subsidiaries listed on Schedule 2.5 is wholly owned, directly or indirectly, by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary.

2.6 SEC Reports; Financial Statements.

(a) The Company has filed all forms, reports and exhibits required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

(b) As of their respective dates, the SEC Reports or any amendments thereof, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports or to the extent such reports were amended, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) were prepared in accordance with GAAP, consistently applied during the periods involved (except (A) as may be otherwise indicated in the notes thereto or (B) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q), (ii) fairly present in all material respects the consolidated financial condition, position and operating results of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated Subsidiaries (except as may be otherwise noted therein). Neither the Company nor any Subsidiary has any material liabilities or obligations, contingent or otherwise, other than (x) liabilities under contracts and commitments incurred in the ordinary course of Company’s or Subsidiaries’ business, (y) liabilities incurred in the ordinary course of Company’s or Subsidiaries’ business subsequent to June 30, 2011, and (z) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

2.7 No Material Adverse Changes. Except as otherwise set forth in one of the Company’s reports on Form 10-K or Form 10-Q, since the date of the latest audited Financial Statements, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (c) the Company has not altered its method of accounting, (d) except for the declaration of dividends with respect to Existing Preferred Stock which dividends are accumulated but not paid, the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (e) the Company has not issued any equity securities to any Person (including without limitation as a result of the exercise of a warrant or option), (f) the Company has not settled or canceled any material debt, claim, suit, arbitration or governmental investigation, (g) the Company has not sold, assigned or transferred any material assets including without limitation any of its intellectual property, (h) the Company has not suffered any substantial losses, and (i) the Company has not made any agreement (written or oral) to effect any of the foregoing. The Company does not have pending before the SEC any request for confidential treatment of information.

2.8 Transactions with Affiliates. Except as set forth on Schedule 2.8, there are no loans, leases or other agreements or transactions or proposed agreements or transactions between the Company or a Subsidiary, on the one hand, and any present or former stockholder, director, officer or employee of the Company or a Subsidiary, or to the Knowledge of the Company any member of such officer’s, director’s, employee’s or stockholder’s immediate family, or any Person controlled by such officer, director, employee or stockholder or his or her immediate family, on the other hand. No present (or to the Knowledge of the Company, former) stockholder, director, officer or employee of the Company or a Subsidiary, or to the Knowledge of the Company any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

2.9 Material Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such certificates, authorizations or permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of investigation or proceedings relating to the revocation or modification of any Material Permit.

2.10 Title to Assets. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, taken as a whole, in each case free and clear of all Claims, except for Permitted Encumbrances. Neither the Company nor any Subsidiary owns any real property. Any personal property or real property and facilities held under lease by the Company and/or a Subsidiary are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

2.11 Tax Matters. The Company and its Subsidiaries have duly and timely filed all required tax returns and reports required to be filed by them in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon the Company, its Subsidiaries or their respective assets, including unemployment and social security. The Company and its Subsidiaries have duly and timely paid all taxes due and payable, or, with respect to those taxes which are being contested in good faith, the Company and its Subsidiaries have made an appropriate reserve on their respective financial statements for the same. No taxing authority has asserted or assessed any additional tax liabilities against the Company and its Subsidiaries which are outstanding on this date, there are no pending audits of any tax return or report of the Company or any Subsidiary, and neither the Company nor its Subsidiaries have filed for any extension of time for the payment of any tax or the filing of any tax return or report.

2.12 Intellectual Property.

(a) To the knowledge of the Company and each Subsidiary, the Company and the Subsidiaries have valid and exclusive ownership of, or have sufficient legal rights to use, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, proprietary rights and processes, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and as presently proposed to be conducted and which the failure to so have could have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and, other than with respect to commercially available software products under standard end-user license agreements and as set forth on Schedule 2.12(a), there are no outstanding options, licenses, agreements, Claims or shared ownership interests relating to any Intellectual Property Rights. To the Company’s Knowledge, neither the Company nor any Subsidiary is infringing on the intellectual property rights of any other Person nor is any Person infringing on the intellectual property rights of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any communications alleging that the Company or a Subsidiary has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b) No third party has claimed that any Person employed by or affiliated with the Company has (i) violated any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third party; (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party or (iii) interfered in the employment relationship between such third party and any of its employees. To the Company’s knowledge, no Person employed by or affiliated with the Company has used any trade secret or any information or documentation proprietary to any other Person in connection with the Company’s business. Each Person employed by or that has served as a consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business including all Intellectual Property Rights, other than such failure to obtain as would not be reasonably expected to have a Material Adverse Effect.

2.13 Litigation, Investigations etc.. There is no claim, action, suit, governmental or administrative proceeding or investigation, arbitration or charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their directors or officers or which questions the validity of this Agreement or any other Transaction Document. Without limitation to the foregoing, the Company is not subject to any investigation or proceeding by the SEC or any state securities commissions. There is no claim, action or suit which the Company intends to initiate.

2.14 Employees; Employee Matters.

(a) Neither the Company nor its Subsidiaries have any collective bargaining arrangements or agreements covering any of their employees, and there is no strike or other labor dispute involving the Company or, to the Company’s knowledge, threatened, which could have a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor its Subsidiaries have any employment contract, or any other similar contract relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary. Since December 31, 2010, no officer, consultant or employee of the Company or its Subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary. The Company is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or any other compensation for any service performed for it to the date hereof. Except as set forth on Schedule 2.14, upon termination of employment of any Company employee no severance or other payments will become due.

(b) Schedule 2.14(b) sets forth each employee benefit plan maintained, established or sponsored by the Company or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.15 Compliance with Legal Requirements. Except as set forth on Schedule 2.15, the Company complies and has at all times prior to the date hereof complied in all material respects with all applicable Legal Requirements (including, without limitation, with respect to wages, hours, worker classification and collective bargaining, and all environmental and safety matters), and the Company has not received notice from any governmental authority or any other Person of any alleged violation or noncompliance.

2.16 Insurance Coverage. The Company and the Subsidiaries are insured by insurers            of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.

2.17 Investment Banking; Brokerage. There are no claims for, and the Company is not obligated to pay any, investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

2.18 Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3 now and at the time of any subsequent exercise or conversion thereof, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby or the issuance to a Purchaser of any Underlying Securities. Neither the Company nor any Person acting on its behalf has made any offer or sales of any securities or solicited any offers to purchase any security under circumstances that would eliminate the availability of the exemption from registration under Section 4(2) of the Securities Act.

2.19 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.20 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, OR AS EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS.

Section 3. Representations and Warranties of the Purchaser.

In order to induce the Company to enter into this Agreement, each Purchaser represents and warrants to the Company, severally and not jointly, as to itself, the following:

3.1 Investment Status.

(a) The Purchaser is purchasing the Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Legal Requirements.

(b) The Purchaser acknowledges that neither the Securities nor the Underlying Shares have been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

3.2 Accredited Investor. The Purchaser is an “accredited investor” as defined in Regulation D and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Securities.

3.3 Opportunities for Additional Information. The Purchaser acknowledges that he has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of the Purchaser’s personal knowledge of the Company’s affairs, the Purchaser has asked such questions and received in writing answers to the full satisfaction of the Purchaser, and the Purchaser desires to invest in the Company.

3.4 No General Solicitation. The Purchaser acknowledges that the Securities were not offered to him by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

3.5 Rule 144. The Purchaser understands that the Securities and the Underlying Shares must be held indefinitely unless they are registered under the Securities Act or an exemption from registration is available. The Purchaser acknowledges that he is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act, and that he has been advised that Rule 144 permits resales only under certain circumstances. The Purchaser understands that to the extent that Rule 144 is not available, the Purchaser will be unable to sell any Securities or Underlying Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

3.6 No Shorting. The Purchaser has not engaged in any short sales of the Common Stock or instructed any third parties to engage in any short sales of the Common Stock on his behalf prior to the Closing Date. The Purchaser covenants and agrees that it will not be in a net short position with respect to the shares of Common Stock. For purposes of this Section 3.6, a “net short position” means a sale of Common Stock by a Purchaser that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by the Purchaser.

3.7 General. The Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Securities.

3.8 Investment Banking; Brokerage Fees. The Purchaser has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

3.9 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Securities.

Section 4. Closing Conditions And Deliveries.

The obligations of each Purchaser to purchase and pay for the Securities shall be subject to the fulfillment by the Company, to the Purchaser’s reasonable satisfaction, before the Closing of the following conditions, unless otherwise waived by the Purchaser:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4 Deliveries by the Company.

(a) At the Closing, the Company shall have delivered, or shall have caused to be delivered, those deliveries contemplated by Section 1.5(b) above.

(b) With respect to the Investor, the Company shall have delivered, or shall have caused to be delivered, those deliveries contemplated by Section 1.5(c) above.

4.5 Business Consultants Stock Plan. The Company shall have terminated the Business Consultants Stock Plan.

4.6 Directors’ Investment Transaction. The Company shall have received a minimum of $125,000 in connection with the Directors’ Investment Transaction in accordance with the terms and conditions of the Directors Subscription Agreement.

4.7 No Material Adverse Effect. No event shall have occurred since June 30, 2011 and no facts or conditions shall exist that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

4.8 No Litigation or Injunction. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened against (a) the Purchasers or the Company, their respective properties or any of their respective officers, directors or Affiliates arising out of, or in any way connected with, the transactions contemplated by this Agreement or any other Transaction Document or (b) the Company, its properties or any of its officers, directors or Affiliates that has had or could reasonably be expected to have a Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

4.9 Certificate of Amendment. The Company shall have filed the Certificate of Amendment with the Secretary of State of New York State prior to the Closing, a copy of the filing receipt of which shall be provided to each Purchaser.

4.10 Minimum Amount. The Company shall have received the deliveries under Section 5.1 from the Purchasers representing an aggregate Purchase Price of at least $6,000,000.

4.11 Reservation of Shares. The Company shall have reserved for issuance a sufficient number of shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Underlying Shares on the conversion of the Convertible Preferred Shares and the exercise of the Warrants.

Section 5. Closing Conditions And Deliveries.

The obligations of the Company to issue and sell the Securities and to consummate the other transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the fulfillment by each Purchaser to the Company’s reasonable satisfaction or waiver on or before the Closing Date of the following conditions:

5.1 Closing Deliveries by the Purchaser to the Company. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Company, the deliveries contemplated by Section 1.5(a).

5.2 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct, in all respects as of the Closing.

5.3 Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

5.4 Minimum Amount. The Company shall have received the deliveries under Section 5.1 from the Purchasers representing an aggregate Purchase Price of at least $6,000,000.

5.5 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

Section 6. Covenants.

The Company covenants with each of the Purchaser and the Investor, as applicable as follows, which covenants are for the benefit of the Purchasers and the Investor, as applicable:

6.1 Securities Compliance.

(a) The Company shall timely notify the Commission in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a report on Form 8-K and filing a Form D with respect to the Convertible Preferred Shares, Warrants, Conversion Shares and Warrant Shares, if required by the Commission’s rules, and shall take all other necessary action and proceedings as may be required and permitted by applicable federal or state law, rule and regulation, for the legal and valid issuance of the Convertible Preferred Shares, the Warrant, the Conversion Shares and the Warrant Shares to the Purchasers or subsequent holders

(b) The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the

Purchasers set forth herein in order to determine the applicability of Federal and state securities laws exemptions and the suitability of such Purchasers to acquire the Securities.

6.2 Business Consultants Stock Plan. Within thirty (30) days after the Closing Date, the Company shall take such actions as are necessary to deregister all unsold shares of Common Stock covered by the Registration Statements on Form S-8 listed on Schedule 6.2 for the Business Consultants Stock Plan.

6.3 Noncircumvention. The Company shall not, by amendment of its Certificate of Incorporation or By-Laws or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the Transaction Documents or the Securities.

6.4 Net Operating Loss Carryforwards. The Company will give diligent consideration to the status of its net operating loss carryforwards and possible techniques to preserve its net operating loss carryforwards.

Section 7. General.

7.1	Waivers and Consents; Amendments.

(a) For the purposes of this Agreement and the other Transaction Documents, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

(b) No amendment to this Agreement may be made without the written consent of the Company and Purchasers holding at least a majority of the outstanding Convertible Preferred Shares.

7.2 Legend on Securities. The Company and the Purchasers acknowledge and agree that:

(a) the following legend shall be typed on each certificate evidencing any of the Convertible Preferred Shares or Underlying Shares issued at any time by the Investor:

“THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE PURCHASED FROM THE COMPANY. COPIES OF SUCH RESTRICTIONS ARE ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SECURITIES OR OF THIS CERTIFICATE (OR OF ANY SHARES OR OTHER SECURITIES (OR CERTIFICATES THEREFOR) ISSUED IN EXCHANGE FOR OR IN RESPECT OF SUCH SECURITIES) SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT HAVE BEEN COMPLIED WITH.”

“NO SALE, OFFER TO SELL, OR TRANSFER OF THE SERIES C PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE , OR THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF, SHALL BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND IS IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(b) a legend shall be placed on the Warrant, or the Underlying Shares, in the form contained on the form of Warrant attached as Exhibit A hereto.

(c) the aforementioned legends shall be placed on or omitted (or removed) from certificates representing the Convertible Preferred Shares, Warrant and Underlying Shares as set forth in the Investors’ Rights Agreement.

7.3 Survival and Expiration. The respective representations, warranties, covenants and agreements of the Company and each Purchaser set forth in this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the transactions contemplated hereby.

7.4 Indemnification

(a) The Company agrees to indemnify and hold harmless the Purchasers, their beneficiaries, heirs, successors and assigns for loss or damage including, without limitation, reasonable attorneys’ fees and other expenses, arising as a result of or related to any breach by the Company of any of its representations and warranties contained in this Agreement. For purposes of this Agreement, such loss or damage shall specifically exclude any lost profits (but shall not exclude loss of value), consequential damages or punitive damages.

(b) Each Purchaser, severally and not jointly on its own behalf agrees to indemnify and hold harmless the Company, and its Affiliates, and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a “Company Indemnified Party”), for loss and damage including, without limitation, reasonable attorneys’ fees and other expenses arising as a result of or related to any breach by the Purchaser of any of his, her or its representations and warranties contained in this Agreement. For purposes of this Agreement, such loss or damage shall specifically exclude any lost profits, consequential damages or punitive damages.

(c) The maximum amount payable by the Company to a Purchaser, or a Purchaser to the Company or any Company Indemnified Party, for losses or damages in respect of claims made by the Purchaser for indemnification under this Section 7.4, shall not exceed an amount equal to the Purchase Price paid by such Purchaser.

(d) After the Closing, the rights and remedies expressly provided pursuant to the terms of this Agreement will constitute the sole and exclusive basis for, and means of, recourse between the parties with respect to the subject matter hereof, and the Company and the Purchaser each expressly waives any and all other rights or causes of action with respect to the subject matter hereof that it may have against the other party now or in the future under any applicable Legal Requirement. Without limiting the generality of the foregoing, each party agrees that, after the Closing, this Section 7.4 provides its sole remedy with respect to any loss or damages arising from the breach by another party of any of the breaching party’s representations and warranties contained in this Agreement; provided, however, that (i) this Section 7.4(d) shall not apply with respect to any claim based on fraud or intentional misrepresentation, and (ii) nothing contained in this Agreement shall impair or limit in any way the rights or remedies available to the Purchaser under or in respect of the other Transaction Documents.

7.5 Governing Law; Waiver of Jury Trial. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.6 Section Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Transaction Documents. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

7.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

7.8 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, facsimile, email or other method of electronic delivery, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

(a) if to the Company, to: Torvec Inc., 1999 Mt. Read Boulevard, Building 3, Rochester, NY 14615, Attention: Chief Executive Officer, Fax: 585-254-1105, Email: dickk@torvec.com, with copies (which shall not constitute notice) to Torvec Inc., 1999 Mt. Read Boulevard, Building 3, Rochester, NY 14615, Attention: General Counsel, Fax: 585-254-1105, Email: dsullivan@torvec.com; and

(b) if to the Investor, to: B. Thomas Golisano, 3175 Green Dolphin Lane, Naples, Florida 34102, Fax: 585-383-3428, Email: tgolisano@bluetie.com, with a copy (which shall not constitute notice) to Fisher Asset Management,       ,       , Attention: David Still, Fax: 585-340-1202, Email:

(c) if to a Purchaser other than the Investor, to the address set forth on the Schedule of Purchasers.

7.9 Remedies; Severability. Notwithstanding anything herein to the contrary, it is specifically understood and agreed that any breach of the provisions of the Transaction Documents by any Person subject hereto or thereto will result in irreparable injury to the other parties hereto or thereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have at law or in equity, including recovery of damages, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

7.10 Integration. This Agreement, including the exhibits, schedules, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

7.11 Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

7.12 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and the Investor, except as may otherwise be required by applicable Legal Requirement, or rule of any trading market where the Company’s securities are quoted in order to maintain current reporting status.

7.13 Fees and Expenses. Except as otherwise specified in this Section 7.13 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense. At the Closing, the Company shall promptly reimburse the Investor upon presentation of appropriate invoices and documentation therefor for all Reimbursable Expenses incurred, by or on behalf of the Investor. For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable out-of-pocket fees and expenses incurred by the Investor in connection with his due diligence investigation of the Company, the preparation of this Agreement and the other Transaction Documents and consummation of the transactions contemplated by this Agreement, including all reasonable fees and expenses of counsel to the Investor.

7.14 Waiver of Conflicts. Each party to this Agreement acknowledges that Woods Oviatt Gilman, LLP, counsel for the Company, has in the past performed and may continue to perform legal services for the Investor in matters unrelated to the transactions described in this Agreement, including the representation of such Investor in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Woods Oviatt Gilman LLP’s representation of certain of the Investor in such unrelated matters and to Woods Oviatt Gilman LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

7.15 Finders Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ]

IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

TORVEC, INC.
By: /s/ Richard A. Kaplan—

Name: Title:	Richard A. Kaplan Chief Executive Officer

PURCHASERS:

/s/ B. Thomas Golisano—

Name:	B. Thomas Golisano

/s/ Charles T. Graham

Name: Charles T. Graham

/s/ David Still

Name: David Still

SCHEDULE OF PURCHASERS

Purchaser	Address and	Number of	Aggregate	Purchase
	Facsimile Number	Convertible	Number of	Price
		Preferred Shares	Warrant
		Being Purchased	Shares

B. Thomas Golisano	3175 Green Dolphin	15,212,500	1,521,250	$6,085,000
	Ln Naples, FL 34102 Fax: 585-340-1202

Charles T. Graham	10 Turtle Creek	250,000	25,000	$100,000
	Pittsford, NY 14534 Fax: None

David Still	18 Wrenfield Lane	100,000	10,000	$40,000
	Pittsford, NY 14534 Fax: 585-340-1202

TOTAL		15,562,500	1,556,250	$6,225,000

DISCLOSURE SCHEDULES

Reference is made to the Securities Purchase Agreement dated as of September 23, 2011 (the “Purchase Agreement”), by and between Torvec, Inc., a New York corporation (the “Company”), and B. Thomas Golisano, a resident of the State of Florida (the “Investor”) and each other Purchaser listed on the Schedule of Purchasers attached thereto (each along with the Investor, a “Purchaser” and collectively the “Purchasers”). This document constitutes the Disclosure Schedules defined in the Purchase Agreement and referred to in Section 2 of the Purchase Agreement.

The fact that any item of information is contained herein shall not be construed to mean that such information is required to be disclosed by the Purchase Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” or “material adverse effect” in the Purchase Agreement.

Terms defined in the Purchase Agreement and not otherwise defined in the Disclosure Schedules are used herein as defined in the Purchase Agreement. The section headings in the Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the sections of the Disclosure Schedules as set forth in the Purchase Agreement. The Disclosure Schedules are arranged in sections corresponding to the lettered and numbered Sections contained in the Purchase Agreement.

Unless otherwise stated, all statements made herein are made as of the date of the execution of the Purchase Agreement or such date as may be referenced to in that Section of the Purchase Agreement to which the statement relates.

The signature of the Purchasers below is only for purposes of the Purchasers acknowledging receipt of the Disclosures Schedules as provided by the Company and is not, in any way, an acknowledgement, agreement, representation or warranty by any of the Purchasers that the information contained on the Disclosure Schedules is true, accurate or complete.

TORVEC, INC.		PURCHASERS:

By:	/s/ Richard A. Kaplan—	/s/ B. Thomas Golisano—

	Richard A. Kaplan, Chief Executive Officer	B. Thomas Golisano

/s/ David Still

David Still

/s/ Charles T. Graham

Charles T. Graham

Schedule 2.1

Jurisdictions of Qualification

New York

Schedule 2.4(b)

Outstanding Subscriptions, etc.

At June 30, 2011, there were 587,101 Class A Non-Voting Cumulative Convertible Preferred Stock (“Class A Preferred Shares”) outstanding. Cumulative dividends payable upon conversion of these outstanding shares of Class A Preferred Shares amounted to approximately $1,443,000 as of June 30, 2011.  In the event the dividends with respect to all accumulated and unsettled dividends were paid in Class A Preferred Shares, pursuant to their terms at June 30, 2011, the Company would issue 360,750 Class A Preferred Shares.

At June 30, 2011, there were 77,500 Class B Non-Voting Cumulative Convertible Preferred Stock (“Class B Preferred Shares”) outstanding. Cumulative dividends payable upon conversion of these outstanding shares of Class B Preferred Shares amounted to approximately $223,000 as of June 30, 2011.  In the event the dividends with respect to all accumulated and unsettled dividends were paid in Class A Preferred Shares, pursuant to their terms at June 30, 2011, the Company would issue 44,600 Class B Preferred Shares.

The Company has the following additional outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company:

•	Warrants to purchase 1,841,750 shares of Common Stock;

•	Stock options to purchase 541,848 shares of Common Stock under the 1998 Stock Option Plan;

•	Stock options to purchase 276,000 shares of Common Stock under the 2011 Stock Option Plan; and

•	Non-plan stock options to purchase 7,260,000 shares of Common Stock.

Concurrently with the execution of the Purchase Agreement, the Company is obtaining additional financing through the sale of up to 687,500 Investment Units, for an aggregate of $275,000 to three directors and one executive officer of the Company in reliance upon the provisions of Rule 506 of Regulation D, under the Securities Act of 1933, as amended. Each “Investment Unit” consists of one (1) share of the Company’s Series C Voting Convertible Preferred Stock, par value $0.01 per share, initially convertible into an equivalent number of shares of Common Stock, par value $0.01 per share, and a warrant to purchase one-tenth (1/10th) of a share of Common Stock.

Schedule 2.4(d)

Outstanding Registration Rights

The Company issued warrants to purchase 500,000 shares of Common Stock with registration rights to two individual members of L.T. Lawrence in 1998. Warrants covering 375,000 of the shares were cancelled. The remaining warrants covering 125,000 shares are exercisable and have registration rights if and when the Company has an initial public offering. The members have demand and piggyback registration rights with respect to the foregoing.

In 2002 the Company issued a warrant to purchase 1.0 million shares of Common Stock with registration rights to Eric Steenburgh in connection with his appointment as CEO, pursuant to a certain Series B Warrant dated April 16, 2002.  The warrant is exercisable in 3 tranches:

1 — 250,000 shares  at $.25 per share – already exercised and sold

2 — 250,000 shares at $.50 per share – already exercised and sold

3 – Warrant to purchase 500,000 shares at $.75 per share, vests upon a sale of the Company or the sale or licensing of one or more of the Company’s technology.  No triggering event has occurred yet.  No termination date.  Mr. Steenburgh has piggyback registration rights only with respect to the foregoing.

Schedule 2.4(f)

Post-Closing Capitalization

(See attached)

		Torvec, Inc.
		Post Closing Capital Structure
		As of September 23, 2011
	As of 9/7/11		Financing Transaction		As of 9/23/11

Convertible Preferred Shares:

Preferred A Shares	587,101				587,101
Preferred A Accum. Dividends*	360,754				360,754
Preferred B Shares	77,500				77,500
Preferred B Accum. Dividends*	44,683				44,683
Preferred C Shares:
Golisano Investor Group			15,562,500		15,562,500
Directors / Officer		1,070,038	687,500	16,250,000	687,500	17,320,038

Stock Options:

1998 Stock Option Plan @ 6/30/11	641,848				641,848
Less: Expired Since 6/30/11	(100,000)				(100,000)
Non-Plan Options:
R. Kaplan	5,150,000				5,150,000
R. Fishback	250,000				250,000
Board / Advisor	1,350,000				1,350,000
Retired Board	150,000				150,000
Engineers	360,000				360,000
2011 Stock Option Plan:
Board	275,000				275,000
Employees	1,000	8,077,848		—	1,000	8,077,848

Warrants:

Warrants Outstanding as of 9/7/11	1,841,750				1,841,750
Financing Transaction - 9/23/11:
Golisano Investor Group			1,556,250		1,556,250
Directors / Officer		1,841,750	68,750	1,625,000	68,750	3,466,750

TOTAL Potentially Dilutive Shares		10,989,636		17,875,000		28,864,636
Outstanding Common Shares		45,700,399		—		45,700,399
Total Common Shares including Dilutive Securities		56,690,035		17,875,000		74,565,035

* Note: Impact from Acccumulated Dividends on Preferred Stock excludes accrual subsequent to 6/30/11....not material.

Schedule 2.5

Subsidiaries and Joint Ventures

Wholly owned subsidiaries:

Iso-Torque Corporation, a New York corporation

As set forth in the Certificate of Amendment to the Certificate of Incorporation of the Company filed with the New York State Secretary of State on October 21, 2004, holders of Class B Non-Voting Cumulative Convertible Preferred Stock of the Company have the right to convert each such share into one (1) fully paid and nonassessable share of the $0.01 par value common stock of Iso-Torque Corporation.

Variable Gear LLC, a New York limited liability company

Majority owned subsidiary:

Ice Surface Development, Inc., a New York corporation (56% owned at Closing)

Majority owned joint venture:

Torvec China, LLC, a New York limited liability company (60% ownership interest at Closing).

Schedule 2.8

Transaction with Affiliates

(1) During the ten plus years prior to the incorporation of the Company, Vernon E., Keith E. and James Y. Gleasman invented and patented numerous technologies as disclosed in domestically and internationally filed patents. Upon the Company’s incorporation, the Gleasmans assigned all of their right, title and interest to and in such inventions and patents to the Company in exchange for the issuance of 16,464,400 shares of the Company’s Common Stock and the agreement of the Company to pay the Gleasmans the sum of $365,000 for expenditures in the development of these inventions and products, the Gleasmans having agreed to waive and release the Company from payment of any other expenses that they had incurred in the development of these inventions and products. The board of directors of the Company concluded that the value of the inventions, patents and patent applications assigned to the Company, as well as the value of the services rendered, had a value in excess of the par value of the number of shares transferred to the assignors and service providers, respectively. Shares issued are fully paid and nonassessable.

(2) On December 1, 1997, the Company entered into three-year consulting agreements with Vernon, Keith and James Gleasman (major stockholders, directors and officers) whereby each was obligated to provide services to the Company in exchange for compensation of $12,500 each per month. In 1997 the Company granted each Vernon, Keith and James Gleasman 25,000 nonqualified Common Stock options, exercisable immediately at $5.00 per common share for ten years. These options expired in 2007 and were not extended or replaced.

During 2001, the Company issued 126,667 common shares under these agreements for approximately $665,000 of accrued consulting fees.

On September 30, 2002, the Company granted 727,047 nonqualified Common Stock options, all exercisable immediately at $5.00 per common share, in settlement of approximately $653,000 of accrued consulting fees under these agreements. These options expired September 30, 2007 and were not extended or replaced.

On December 23, 2003, the Company granted 166,848 nonqualified Common Stock options exercisable immediately at $5.00 per common share, in settlement under the agreements for accrued consulting fees of approximately $265,000. These options are exercisable for ten years.

The Company’s consulting agreements with Vernon, Keith and James Gleasman expired on December 1, 2003 and were not renewed.

(3) During the years ended December 31, 2010 and 2009, the Company paid in business consultant common shares or cash $94,494 and $94,700 respectively, to a member of the Gleasman family for administrative, technological and engineering consulting services.

(4) During the years ended December 31, 2010 and 2009, the Company paid in business consultant common shares or cash $76,002 and $87,700 to a family member of its general counsel for engineering services rendered to the Company.

(5) On September 14, 2007, the Company moved its executive offices from Pittsford, New York to Rochester, New York, which includes both a manufacturing and executive office facility. The Rochester facility is owned by a partnership, with which Asher J. Flaum, a Company director, is associated. On April 28, 2008, the Company’s board of directors approved the terms of a lease and such lease was executed on April 29, 2008.

(6) On August 18, 2006, the Company granted 400,000 nonqualified Common Stock warrants valued at approximately $1,237,000 to a company one member of which is a director. The warrants are immediately exercisable at $3.27 per common share for a period of ten years. These warrants were modified and reissued upon mutual agreement of the parties effective October 15, 2010. These modified warrants are immediately exercisable at $.44 per common share for a period of ten years from the modification date. This modification was valued at $68,000 and the Company recognized this expense in the fourth quarter of 2010.

(7) On June 19, 2006, the Company awarded an aggregate 360,000 nonqualified Common Stock warrants valued at approximately $629,000 to a director for additional services rendered by such director as chairman of the board’s executive committee during 2006.

(8) On August 17, 2005, the Company repaid $28,000 indebtedness to a stockholder by issuing 11,667 restricted common shares, such number of shares based upon the closing price of the Company’s Common Stock on August 16, 2005.

(9) On April 28, 2008, the board of directors approved a one-time payment to its chairman of the governance and compensation committee of $46,000 for special services rendered in connection with required compliance under the Sarbanes-Oxley Act. This amount was paid by the issuance of 19,167 common shares valued as of the closing price on April 28, 2008. The Company charged $46,000 to operations in connection with such services.

(10) On October 26, 2010, the Company issued 164,187 common shares valued at approximately $62,400 to each of its chairman of the board and general counsel for services rendered in connection with the engagement of the Company’s new chief executive officer.

(11) On December 13, 2010, the Company executed a consultant agreement with a company owned by director John Hienricy, Hienrocket, Inc., to provide consulting services to the Company at a rate of $200 per hour. Pursuant to the agreement, the Company agreed to pay the consultant an incentive fee equal to $10,000 or proportionate part thereof for each $1,000,000 of revenue or proportionate part thereof actually paid and received by the Company for a period of five years provided the definitive agreement with the third party payer results from the material efforts of the consultant.

(12) Stock Option Agreement dated September 30, 2010 between the Company and Richard A. Kaplan.

(13) Employment Agreement dated October 4, 2010 between the Company and Richard A. Kaplan.

(14) Letter Agreement dated October 18, 2010 between the Company and Robert W. Fishback.

(15) Stock Option Agreement dated October 18, 2010 between the Company and Robert W. Fishback.

(16) The Company has outstanding options reflecting awards to its executive officers and directors in connection with their compensation.

(17) Three of the Company’s directors and one executive officer are participating in the Directors’ Investment Transaction.

Other than as described herein, there are no loans, leases or other agreements or transactions or proposed agreements or transactions between the Company or any present or former stockholder, director, officer or employee of the Company, or to the knowledge of the Company any member of such officer’s, director’s, employee’s or stockholder’s immediate family, or any Person controlled by such officer, director, employee or stockholder or his or her immediate family that are presently effective.

Schedule 2.12(a)

Intellectual Property Agreements

License granted by Torvec on December 12, 2007 in perpetuity to HDP, Inc., 4670 Hatchery Road, Waterford, Michigan 48329-3633 as Licensee permitting HDP, Inc. to incorporate Torvec’s Sphere-Gear Constant Velocity Joint into HDP’s Multifuel Engine for commercialization. By its terms, the license does not grant HDP, Inc. any other rights so that Torvec is free to develop, build and market the Constant Velocity Joint as it sees fit in all other markets.

Schedule 2.14

Employee Termination Obligations

Pursuant to the terms of the Employment Agreement dated October 4, 2010 between the Company and Richard A. Kaplan, if the company terminates him, removes him as CEO, or a change in control of the Company occurs, he is entitled to three years’ severance pay, consisting of base pay and any incentive compensation.

Pursuant to the terms of the Letter Agreement dated October 18, 2010 between the Company and Robert W. Fishback, if the Company terminates him, removes him as CFO, or a change in control of the Company occurs, he is entitled to 12 months’ severance pay.

Schedule 2.14(b)

ERISA Plans

None
Schedule 2.15

Compliance with Legal Requirements

As of June 30, 2011, the Company has accrued $406,000 for potential accrued payroll tax
payables.Schedule 6.2

Registration Statements

1. Form S-8 (file no. 333-165843 – filed and declared effective on April 1, 2010). This registration statement registered an additional 5,000,000 shares of Common Stock issuable to executive business consultants and advisors of the Company in exchange for bona fide services rendered by such consultants and advisors as authorized by the Board of Directors under the Company’s Business Consultants Stock Plan.